As filed with the Securities and Exchange Commission on December 6, 2018

Registration No. 333-227996

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No 2

To

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1389	26-0287117
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6720 N. Scottsdale Rd., Suite 190

Scottsdale, Arizona 85253

(602) 903-7802

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

6720 N. Scottsdale Rd., Suite 190

Scottsdale, Arizona 85253

(602) 903-7802

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Christopher S. Collins

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

(713) 758-4436

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Subscription Price(2)	Amount of Registration Fee(5)
Non-transferable Rights(3)	N/A	N/A	N/A(4)
Common Stock, $0.01 par value per share, underlying Rights	3,381,894	$32,500,000	$3,939
Total	3,381,894	$32,500,000	$3,939

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	We are granting for no consideration to our stockholders Rights to purchase shares of our common stock.
(4)

The non-transferable Rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered in the same registration statement as the securities to be offered pursuant to the rights.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 6, 2018

PRELIMINARY PROSPECTUS

Nuverra Environmental Solutions, Inc.

Rights to Purchase Shares of Common Stock

3,381,894 shares of Common Stock

We are distributing, at no charge, to holders of our common stock, on a pro rata basis, non-transferable subscription rights to purchase up to an aggregate of 3,381,894 shares of our common stock, which we refer to as “Rights.” Only holders of our common stock at 5:00 p.m., New York City time, on December 10, 2018, which we refer to as the “Record Date,” will receive one Right for each 3.617229576 shares of common stock owned. Each Right will entitle a holder to purchase one share of our common stock at a Subscription Price of $9.61 per share, which we refer to as the “Subscription Price”, provided that we will not issue any fractional shares in the Rights Offering and exercises of Rights will be rounded to the nearest whole share.

You will be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any unexercised Rights, such privilege being referred to as the “Over-Subscription Privilege”. We refer to the offering of our common stock through the Rights as the “Rights Offering.”

The total gross proceeds from the sale of all shares offered in the Rights Offering will be approximately $32,500,000. ECF Value Fund LP, ECF Value Fund II LP and ECF Value Fund International Master L.P. (collectively “Gates”) and Ascribe II Investments LLC, and Ascribe III Investments LLC (collectively “Ascribe”) own approximately 88.6% of the outstanding shares of our common stock. Gates and Ascribe are referred to as “Majority Stockholders” and have agreed to exercise their basic subscription Rights and Over-Subscription Privilege in the Rights Offering. The Majority Stockholders will only participate in the Over-Subscription Privilege if the other stockholders do not subscribe for and purchase all of the shares available in the Over-Subscription Privilege. The Majority Stockholders may acquire all unsubscribed shares, if any, after the other stockholders have exercised their Over-Subscription Privilege. In exchange for this commitment, the Majority Stockholders have received a cash fee of $325,000. The Majority Stockholders have loaned $32,500,000 to us through a bridge loan so that $22,500,000 of funds would be available to us for use in completing a strategic acquisition and $10,000,000 of funds could be applied to reduce amounts payable under our Second Lien Term Loan Credit Agreement among Wilmington Savings Fund Society, FSB, as Agent, lenders, other parties thereto (which includes the Majority Stockholders and certain of their affiliates) and us. Upon completion of the Rights Offering, the proceeds of the Rights Offering will be used to repay the bridge loan made by the Majority Stockholders.

Pursuant to the terms of this Rights Offering, the Rights may be exercised for a maximum of $32,500,000 of subscription proceeds (the “Maximum Offering Amount”). If the Rights Offering is not fully subscribed and you fully exercise your basic subscription Right, you may also exercise the Over-Subscription Privilege to purchase, at the Subscription Price, shares of common stock that were not subscribed for by other Rights holders under the Rights Offering.

The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on December 28, 2018, unless we extend the Rights Offering period. We may extend the Rights Offering and the period for exercising your Rights, in our sole discretion, up to an additional thirty (30) days.

You should carefully consider whether to exercise your Rights before the expiration of the Rights Offering. All exercises of Rights are irrevocable, even if the Rights Offering is extended. We are not making any recommendation regarding your exercise of the Rights.

Our common stock is quoted on the NYSE American Stock Exchange (“NYSE American”) under the symbol “NES.” The closing price of our common stock on the NYSE American on November 30, 2018 was $9.35 per share.

Our board of directors is making no recommendation regarding your exercise of the Rights. You should carefully consider whether to exercise your Rights before the expiration date. You may not revoke or revise any exercises of Rights once made unless we terminate the Rights Offering.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 15 of this prospectus and in any other document incorporated by reference herein or therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2018

You should rely only on the information contained in this prospectus and documents incorporated into this prospectus by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus, the documents incorporated by reference herein and any supplements to this prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of these securities.

As permitted under the rules of the Securities and Exchange Commission, or the “SEC,” this prospectus incorporates important business information about Nuverra Environmental Solutions, Inc. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the Rights. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, all references in this prospectus to “Nuverra,” the “Company,” “we,” “our,” “us” or “Nuverra Environmental Solutions” refer to Nuverra Environmental Solutions, Inc. and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve many risks and uncertainties. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

•	future financial performance and growth targets or expectations;

•	market and industry trends and developments, including the current decline in oil and natural gas prices; and

•	the potential benefits of our completed and any future merger, acquisition, disposition, restructuring, and financing transactions.

You can identify these and other forward-looking statements by the use of words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “might,” “will,” “should,” “would,” “could,” “potential,” “future,” “continue,” “ongoing,” “forecast,” “project,” “target” or similar expressions, and variations or negatives of these words.

These forward-looking statements are based on information available to us as of the date of this prospectus and our current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. Future performance cannot be ensured, and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

financial results that may be volatile and may not reflect historical trends due to, among other things, changes in commodity prices or general market conditions, acquisition and disposition activities, fluctuations in consumer trends, pricing pressures, changes in raw material or labor prices or rates related to our business and changing regulations or political developments in the markets in which we operate;

•	risks associated with our indebtedness, including our ability to manage our liquidity needs and to comply with covenants under our credit facilities;

•

risks associated with our capital structure, including our ability to refinance or restructure our indebtedness to access necessary funding under our existing or future credit facilities and to generate sufficient operating cash flow to meet our debt service obligations;

•	changes in customer drilling, completion and production activities and capital expenditure plans, including impacts due to low oil and/or natural gas prices or the economic or regulatory environment;

•	difficulties in identifying and completing acquisitions and divestitures, and differences in the type and availability of consideration or financing for such acquisitions and divestitures;

•	difficulties in completing any refinancing transactions;

•

difficulties in successfully executing our growth initiatives, including difficulties in permitting, financing and constructing pipelines and waste treatment assets and in structuring economically viable agreements with potential customers, joint venture partners, financing sources and other parties;

•	our ability to attract, motivate and retain key executives and qualified employees in key areas of our business;

•	fluctuations in prices, transportation costs and demand for commodities such as oil and natural gas;

•

risks associated with the operation, construction and development of saltwater disposal wells, solids and liquids treatment assets, landfills and pipelines, including access to additional locations and rights-of-way, unscheduled delays or inefficiencies and reductions in volume due to micro- and macro-economic factors or the availability of less expensive alternatives;

•	risks associated with our ability to collect outstanding receivables as a result of liquidity constraints on our customers resulting from low oil and/or natural gas prices;

•

the availability of less favorable credit and payment terms due to the downturn in our industry and our financial condition, including more stringent or costly payment terms from our vendors and additional requirements from sureties to collateralize our performance bonds with letters of credit, which may further constrain our liquidity and reduce availability under our revolving credit facility;

•	risks associated with new technologies and the impact on our business;

•

the effects of competition in the markets in which we operate, including the adverse impact of competitive product announcements or new entrants into our markets and transfers of resources by competitors into our markets;

•	changes in economic conditions in the markets in which we operate or in the world generally, including as a result of political uncertainty;

•

reduced demand for our services due to regulatory or other influences related to extraction methods such as hydraulic fracturing, shifts in production among shale areas in which we operate or into shale areas in which we do not currently have operations or the loss of key customers;

•

the impact of changes in laws and regulation on waste management and disposal activities, including those impacting the delivery, storage, collection, transportation treatment and disposal of waste products, as well as the use or reuse of recycled or treated products or byproducts;

•	control of costs and expenses;

•	present and possible future claims, litigation or enforcement actions or investigations;

•

natural disasters, such as hurricanes, earthquakes and floods, or acts of terrorism, or extreme weather conditions, that may impact our corporate headquarters, assets, including wells or pipelines, distribution channels, or which otherwise disrupt our or our customers’ operations or the markets we serve;

•	the threat or occurrence of international armed conflict;

•

the unknown future impact on our business from legislation and governmental rulemaking, including the Affordable Care Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules to be promulgated thereunder;

•

risks involving developments in environmental or other governmental laws and regulations in the markets in which we operate and our ability to effectively respond to those developments including laws and regulations relating to oil and natural gas extraction businesses, particularly relating to water usage, and the disposal, transportation and treatment of liquid and solid wastes; and

•	other risks identified in this prospectus or referenced from time to time in our filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are some of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, our common stock and our business.

What is the Rights Offering?

We are distributing, at no charge and on a pro-rata basis, to all holders of our common stock on the Record Date, subscription rights to purchase shares of our common stock, which subscription rights we refer to as “Rights.” One Right has been distributed for each 3.617229576 shares outstanding to record holders of our common stock as of the Record Date, December 10, 2018. Each Right will entitle a holder to purchase one share of our common stock. The Rights will be evidenced by the rights certificates described below under “The Rights Offering—Method of Exercising Rights.” The common stock to be issued in the Rights Offering, like our existing shares of common stock, will be traded on the NYSE American exchange under the symbol “NES.”

What is the basic subscription right?

Each Right gives the holder the opportunity to purchase one share of our common stock for $9.61 per share purchased. Only Rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the Record Date established by our board, one Right for each 3.617229576 shares of our common stock that you owned at that time. You may exercise the Rights for any whole number of shares subject to the Rights, or you may choose not to exercise any Rights.

In order to properly exercise your Rights, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your Rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee a beneficial owner election form or such other appropriate documents as are provided by your nominee related to your Rights before the expiration of the Rights Offering.

If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company, or “DTC,” DTC will issue a number of Rights to your nominee equal to which you are entitled as a beneficial holder. See “The Rights Offering—Method of Exercising Rights” on page 24.

Will fractional Rights be issued?

No. We will not issue fractional Rights or cash in lieu of fractional shares underlying Rights.

Is there an over-subscription privilege?

Yes. If, and only if, you fully exercise your basic subscription right evidenced by your Rights, you will also have an Over-Subscription Privilege which allows you to subscribe for additional shares of common stock under Rights that were not exercised by other stockholders. The Majority Stockholders will only participate in the Over-Subscription Privilege if the other stockholders do not subscribe for and purchase all of the shares available in the Over-Subscription Privilege. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price applicable to the basic subscription right and are subject to proration.

What is proration?

All subscriptions pursuant to the Over-Subscription Privilege, will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the Maximum Offering Amount which is the total amount that the Company intends to raise. In the event that the number of subscriptions pursuant the Over- Subscription Privilege exceeds the Maximum Offering Amount, each such subscriber will receive a pro rata portion of the shares issued pursuant to the Over-Subscription Privilege. Each such subscriber will receive a number of shares equal to the product (disregarding fractions) obtained by multiplying the number of shares of remaining stock offered pursuant to the Rights by a fraction of which the numerator is the number of shares subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate number of shares of remaining stock subscribed for by all participants under the Over-Subscription Privilege. Any fractional shares to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the nearest whole share.

For example, assume that 1,000,000 shares are available under the Over-Subscription Privilege. If you subscribed for 100,000 shares pursuant to your Over-Subscription Privilege, and a total of 2,000,000 shares were subscribed for pursuant to all Over-Subscription Privileges, the amount of shares issued to you pursuant to your Over-Subscription Privilege would be prorated and you would receive only 50,000 shares of common stock (1,000,000 shares multiplied by the quotient of 100,000, divided by 2,000,000), and any subscription payments you provide to the subscription agent in excess of the amount necessary to purchase the shares allocated to you pursuant to your Over-Subscription Privilege would be refunded to you, without interest.

The subscription agent will notify Rights holders of the number of shares allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the subscription agent will be promptly returned, without interest.

Have any Stockholders made any commitments respecting the Rights Offering?

Our Majority Stockholders have entered into a Backstop Commitment Letter pursuant to which they have agreed to fully exercise their basic subscription Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege. In exchange for such commitment, the Majority Stockholders have received a cash fee of $325,000.

The backstop obligations of the Majority Stockholders are subject to the following conditions: (i) we must file with the SEC a registration statement containing a prospectus relating to the Rights Offering, (ii) we must use our reasonable best efforts to cause the Rights Offering registration statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the Maturity Date of the Bridge Loan (as defined below), (iii) we must enter into the Bridge Loan, (iv) no (a) default or event of default relating to the payment obligations, bankruptcy or insolvency having occurred under our First Lien Credit Agreement or (b) default or event of default having occurred under the Bridge Loan, and (v) we must complete the Clearwater acquisition.

Why are we conducting the Rights Offering?

The Company entered into an Equity Purchase Agreement among Nuverra Ohio Disposal LLC, a wholly owned subsidiary of the Company (as Buyer) and David Niederst Trust and Stillwater Seven LLC (as Sellers) dated October 5, 2018, pursuant to which we acquired from the Sellers all of the outstanding membership interests in Clearwater Three, LLC, an Ohio limited liability company, Clearwater Five, LLC, an Ohio limited liability company and Clearwater Solutions, LLC, an Ohio limited liability company (collectively, the “Clearwater Companies”). The Clearwater Companies and their subsidiaries own saltwater disposal wells located in the State of Ohio. In order to generate certain of the funds required to complete the acquisition and pay certain of the purchase and other amounts payable under the purchase agreement, the Company borrowed $32.5 million from the Majority Stockholders through a $32.5 million bridge loan facility (the “Bridge Loan”). $22.5 million of the Bridge Loan was used in the Clearwater acquisition and $10 million of the Bridge Loan was used to repay a portion of amounts payable under our Second Lien Credit Agreement. The proceeds from the Rights Offering will be used to pay back the Bridge Loan. For additional details, see “Prospectus Summary—Recent Developments” on page 10.

How was the $9.61 per share subscription price determined?

The Company set the Subscription Price as the twenty (20) day volume weighted average price of our common stock on the NYSE American exchange for the twenty (20) day period prior to October 5, 2018, which was the date of execution of the Purchase Agreement for the Clearwater acquisition.

Am I required to exercise all of the Rights I receive in the Rights Offering?

No. You may exercise your Rights in full or in part, or you may choose not to exercise any Rights. If you do not exercise your Rights in full, your percentage ownership interest in our outstanding common stock will be diluted. You must, however, exercise your full basic subscription Rights to be entitled to exercise the Over-Subscription Privilege.

What will happen if I choose not to exercise my Rights?

If you do not exercise any of your Rights, the number of shares of our common stock you own will not change. Due to the fact that the Majority Stockholders have agreed to fully exercise their Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege, your ownership interest will be diluted following the consummation of the Rights Offering if you do not exercise your Rights in full. You can avoid such dilution by fully exercising your Rights.

Are we requiring a minimum subscription to complete the Rights Offering?

No. There is no aggregate minimum we must receive to complete the Rights Offering. Since the Majority Stockholders have agreed to fully exercise their Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege, the Rights Offering will be fully subscribed even if no stockholders other than the Majority Stockholders exercise their Rights and we will receive $32.5 million in proceeds.

Has our Board made a recommendation to our stockholders regarding the Rights Offering?

No. The Board is not making a recommendation regarding your exercise of the Rights. Shareholders who exercise Rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the Subscription Price or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 15 for a discussion of some of the risks involved in investing in our common stock.

How soon must I act to exercise my Rights?

The Rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the Rights Offering, which is December 28, 2018, at 5:00 p.m., New York City time. If you elect to exercise any Rights, the subscription agent must actually receive all required documents and payments from you before the expiration of the Rights Offering. The expiration of the Rights Offering may be extended by the Company up to an additional 30 days in its discretion.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, a subscription rights certificate will be mailed to each registered holder of our common stock as of the close of business on the Record Date, based on our stockholder registry maintained at the transfer agent for our common stock. That rights certificate will include subscription details and election information for the subscription rights. If you hold your shares of common stock in “street name” through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your subscription rights if your shares are held by a nominee.

May I transfer my Rights?

No. The Rights are not transferable.

Can the Rights Offering be extended, canceled or amended?

Yes. We may cancel or amend the Rights Offering in our discretion. In addition, we may, in our discretion, extend the period for exercising your Rights up to an additional 30 days.

How do I exercise my Rights? What forms and payment are required to purchase shares of common stock?

If you wish to participate in the Rights Offering, you must:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on December 28, 2018; and

•	deliver a properly completed subscription rights certificate to the subscription agent before 5:00 p.m., New York City time, on December 28, 2018.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the full extent possible based on the amount of the payment received and your relevant Rights, as described in this prospectus. You must pay for your Over-Subscription Privilege shares at the time you exercise your basic subscription Right provided such funds will be returned to you, without interest, to the extent you are not allocated all of such shares pursuant to the Over-Subscription Privilege.

Will our directors and officers participate in the Rights Offering?

All holders of our common stock as of the Record Date for the Rights Offering will receive, at no charge, the non-transferable Rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the Record Date, they will receive the Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

Only record holders of outstanding common stock on the Record Date will receive Rights. We do not currently have any stock options outstanding and holders of our unvested restricted stock, which may convert into common stock at some point in the future, will not receive Rights in connection with this Rights Offering.

When will I receive my new shares?

If you purchase shares of our common stock through the Rights Offering, you will receive your new shares as soon as practicable after the closing of the Rights Offering.

After I send in my payment and rights certificate, may I cancel my exercise of Rights?

No. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at a Subscription Price of $9.61 per share.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a nominee, then this nominee is the record holder of the shares you own. The record holder must exercise the Rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the Rights Offering and purchase shares of our common stock, please promptly contact your nominee who is the record holder of your shares. We will ask your nominee to notify you of the Rights Offering. You should complete and return to your nominee that is the record holder of the shares you own a beneficial owner election form. You should receive this form from your nominee that is the record holder of the shares you own with the other Rights Offering materials.

How many shares of our common stock will be outstanding after the Rights Offering?

As of the Record Date, we expect to have approximately 12,233,087 shares of our common stock issued and outstanding. We will issue approximately 3,381,894 shares through the Rights Offering. Upon consummation of the Rights Offering, we expect to have approximately 15.6 million shares of outstanding common stock.

How much money will the Company receive from the Rights Offering?

Since the Majority Stockholders have agreed to fully exercise their Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege, the Rights Offering will be fully subscribed even if no stockholders other than the Majority Stockholders exercise their Rights. Based on the 3,381,894 shares of common stock we would issue in the Rights Offering, and the subscription price of $9.61 per share, we will receive gross proceeds of approximately $32.5 million.

Are there risks in exercising my Rights?

Yes. The exercise of your Rights involves risks. Exercising your Rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” beginning on page 15 in this prospectus and in the documents incorporated by reference herein.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering. If there is any cutback in your subscription request (e.g., due to any computational or other error in a subscription request, or due to any disqualification) or if the Rights Offering is terminated or otherwise is not completed, such subscription over-payment received by the subscription agent for requests that are not honored will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

When can I sell the shares of common stock I receive upon exercise of the Rights?

If you exercise your Rights, you will be able to resell the shares of common stock purchased by exercising your Rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue Rights to you or to issue shares to you if you exercise your Rights. If you hold your shares through a nominee and exercise your Rights through the record holder of your shares, you are responsible for paying any fees your nominee record holder may charge you.

What are the U.S. federal income tax consequences of exercising Rights?

For U.S. federal income tax purposes, we believe you generally should not recognize income or loss in connection with the receipt or exercise of Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our common stock. For further information, please see “Certain Material U.S. Federal Income Tax Consequences” on page 30.

To whom should I send my forms and payment?

If your shares are held in the name of a nominee, then you should send your rights certificate, and election form (which we collectively refer to as “subscription documents”) and subscription payment to that nominee that is the record holder. If you are the record holder, then you should send your subscription documents and subscription payment (other than wire transfers) to:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You are solely responsible for completing delivery of your subscription documents and subscription payment to the subscription agent or, if you are not a record holder, to your nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your nominee.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, D.F. King & Co. Inc, at 866-342-4884 or by email at nuverra@dfking.com.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption “Risk Factors,” and the documents and financial statements incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Nuverra is a leading provider of comprehensive, full-cycle environmental solutions to customers focused on the exploration, development, and ongoing production of oil and natural gas from shale formations in the United States. We provide one-stop, total environmental solutions, including delivery, collection, treatment, and disposal of water, wastewater, waste fluids, hydrocarbons, and restricted solids that are part of the drilling, completion, and ongoing production of shale oil and natural gas.

To meet our customers’ environmental needs, we utilize a broad array of assets to provide comprehensive environmental solutions. Our logistics assets include trucks and trailers, temporary and permanent pipelines, temporary and permanent storage facilities, ancillary rental equipment, treatment and processing facilities, and liquid and solid waste disposal sites. We provide a suite of solutions to customers who demand environmental compliance and accountability from their service providers.

We currently operate in select shale areas in the United States, including the predominantly oil-rich Bakken area and the predominantly gas-rich Haynesville, Marcellus, and Utica areas. Our business serves customers seeking fresh water acquisition, temporary water transmission and storage, transportation, treatment, or disposal of liquid wastes, such as flowback and produced brine water, and solid wastes such as drill cuttings, and management of other environmental products in connection with shale oil and natural gas drilling completion and production operations. Additionally, we rent equipment to customers, including providing for delivery and pickup.

Our business is divided into three operating divisions: (1) the Northeast division comprising the Marcellus and Utica Shale areas, (2) the Southern division comprising the Haynesville Shale area and (3) the Rocky Mountain division comprising the Bakken Shale area.

General Company Information

Headquartered in Scottsdale, Arizona, Nuverra Environmental Solutions, Inc. was incorporated in Delaware on May 29, 2007 as “Heckmann Corporation.” On May 16, 2013, we changed our name to Nuverra Environmental Solutions, Inc. Our address is 6720 N. Scottsdale Road, Suite 190, Scottsdale, Arizona 85253, and our website is http://www.nuverra.com. The content of our website is not a part of this prospectus.

Recent Developments

The Company entered into an Equity Purchase Agreement (“Purchase Agreement”) among Nuverra Ohio Disposal LLC, a wholly owned subsidiary of the Company (as Buyer) and David Niederst Trust and Stillwater Seven LLC (as Sellers) dated October 5, 2018, pursuant to which Buyer has acquired from the Sellers all of the outstanding membership interests in the Clearwater Companies for $41.9 million, subject to customary purchase price adjustments. The Clearwater Companies and their subsidiaries own and operate saltwater disposal wells located in the State of Ohio servicing the Marcellus and Utica Shale areas. In order to consummate the Clearwater acquisition and generate certain of the requisite funds to pay the purchase price and other amounts payable under the Purchase Agreement, we borrowed $32.5 million from the Majority Stockholders through a bridge loan facility, borrowed $10 million under an amendment to our First Lien Credit Facility and used $9.4 million in funds available under our existing First Lien Credit Facility and from available cash funds. The proceeds from the Rights Offering will be used to pay off the Bridge Loan which was for a total of $32.5 million.

In connection with the Clearwater acquisition, the Company entered into the Bridge Loan with its Majority Stockholders for $32.5 million. The proceeds of the Bridge Loan were used to fund $22.5 million of the purchase price in the Clearwater acquisition and to pay down $10 million under our Second Lien Credit Facility, the lenders under which are our Majority Stockholders and certain of their Affiliates. The Bridge Loan bears interest at 11% per annum. The Bridge Loan is due and payable on April 5, 2019, provided the Company must prepay the Bridge Loan upon completion of the Rights Offering. Provided that no insolvency proceeding has been commenced by or against us, the Bridge Loan may be repaid in cash or in a number of shares of common stock having a value equal to the amount of such principal or interest payment (with the value of such common stock determined based on the Subscription Price in the Rights Offering. Concurrently with the completion of the Rights Offering, we must prepay the outstanding principal amount of the Bridge Loan, plus accrued and unpaid interest thereon and all fees, costs, expenses and other amounts related thereto.

On October 5, 2018, in connection with the Clearwater acquisition, the Company entered into an amendment to its existing First Lien Credit Agreement, dated August 7, 2017 (the “First Lien Credit Agreement”), by and among the lenders party thereto, and ACF FinCo I LP, as administrative agent, to provide the Company with an additional term loan under the First Lien Credit Agreement in the amount of $10 million, which was used to finance a portion of the acquisition. This amendment also amended the First Lien Credit Agreement to allow for the Clearwater acquisition and to provide the Company with additional flexibility under the First Lien Credit Agreement, including certain availability, mandatory prepayment and financial reporting provisions thereunder.

The Company on October 5, 2018 also entered into an amendment to its existing Second Lien Term Loan Credit Agreement, dated August 7, 2017 (the “Second Lien Credit Agreement”), by and among the Company, the lenders party thereto, and Wilmington Savings Fund Society, FSB, as administrative agent, which amends the Second Lien Term Loan Credit Agreement to make certain amendments to conform to the amendments to the First Lien Credit Agreement, including to allow for the funding of the additional term loan in the amount of $10 million under the First Lien Credit Agreement and the term loan pursuant to the Bridge Term Loan Credit Agreement.

See Reports on Form 8-K filed on October 11, 2018 with respect to the foregoing recent developments.

Risk Factors

Exercising the subscription rights and investing in our common stock involve a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information under the heading “Risk Factors” in this prospectus and all other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase common stock.

The Rights Offering

The following summary describes the principal terms of the Rights Offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Securities Offered	We are distributing, at no charge, to holders of our common stock, Rights to purchase up to 3,381,894 shares in the aggregate of our common stock. You will receive a fixed number of Rights based on your pro rata ownership of common stock at 5:00 p.m., New York City time, as of the record date set forth below.

Subscription Rights	Each Right will entitle a holder to purchase one share of our common stock at a Subscription Price of $9.61 per share, provided that no fractional shares will be issued in the Rights Offering and exercises of Rights will be rounded to the nearest whole share; we refer to this as your “Right.”

Over-Subscription Privilege	You will be entitled to exercise an Over-Subscription Privilege to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised Rights. If, and only if, you fully exercise your basic subscription Right, you will also have an Over-Subscription Privilege which allows you to subscribe for additional shares that were not exercised by other stockholders. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription Rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price as under the Rights and are subject to proration. The Majority Stockholders will only participate in the Over-Subscription Privilege if the other stockholders do not subscribe for and purchase all of the shares available in the Over-Subscription Privilege. The Majority Stockholders may acquire all unsubscribed shares, if any, after the other stockholders have exercised their Over-Subscription Privilege.

Proration	The Over-Subscription Privilege is subject to proration to ensure that the aggregate proceeds raised in the Rights Offering do not exceed the maximum offering amount. The Maximum Offering Amount equals the number of shares that the Company must sell at the Subscription Price in order to yield proceeds of $32.5 million. If any proration is necessary, subscriptions for shares will be prorated. For more information regarding proration, including the precise formula for how your Rights will be prorated, see “The Rights Offering—What is proration?”

Record Date	5:00 p.m., New York City time, on December 10, 2018.

Expiration of the Rights Offering	5:00 p.m., New York City time, on December 28, 2018, unless extended by us in our discretion.

Subscription Price	$9.61 per share, payable in cash. To be effective, any payment related to the exercise of a Right must be received by the subscription agent before the expiration of the Rights Offering.

Use of Proceeds	We intend to use the net proceeds of this Rights Offering to repay the Bridge Loan. See “Use of Proceeds.”

Non-Transferability of Subscription Rights	The Rights are not transferable.

No Board Recommendation	We are making no recommendation regarding your exercise of the Rights. For an explanation of how the purchase price of the Rights was determined, please see “Determination of Subscription Price” on page 21 herein. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 15 for a discussion of some of the risks involved in investing in our common stock.

Conditions	We are not requiring a minimum subscription to complete the Rights Offering.

Commitment of Majority Stockholders	The Majority Stockholders have committed to fully exercise their basic subscription rights reflected by their Rights and their Over-Subscription Privilege, if applicable. The Majority Stockholders have received a cash fee equal to $325,000 (which is equal to 1% of the aggregate value of shares subject to the Rights Offering) in exchange for their backstop subscription commitment.

No Revocation By Holder	All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at a Subscription Price of $9.61 per share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of Rights. For further information, please see “Certain Material U.S. Federal Income Tax Consequences” on page 30.

Extension and Termination of Rights Offering

We may cancel or terminate the Rights Offering at any time in our discretion. In addition, we may extend the period for exercising your Rights up to an additional 30 days in our discretion. We may extend the expiration date of the Rights Offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than

9:00 a.m., New York City Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Rights	To exercise your Rights, you must complete the subscription documents and deliver them to the subscription agent, American Stock Transfer & Trust Company, LLC, or, if you not a record holder, to your nominee, together with full payment for all the Rights you elect to exercise under the Rights. If regular mail is used to deliver the subscription documents and payments, we recommend using registered mail, properly insured, with return receipt requested.

In certain cases, a qualified designee of a record holder of Rights may exercise Rights. See “The Rights Offering—Method of Exercising Rights—Subscription by Registered Stockholders” on page 24.

Subscription Agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding as of the Record Date	12,233,087 shares of our common stock are issued and outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering	We will issue 3,381,854 shares of common stock in this Rights Offering. Upon consummation of the Rights Offering and assuming full subscription of the Rights Offering, we expect to have approximately 15.6 million shares of outstanding common stock.

Risk Factors	Investors considering making an investment by exercising Rights in the Rights Offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 15 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the Rights Offering from cash available to the Company and, if necessary, draws against our First Lien Credit Facility.

Market Symbol	Our common stock is traded on the NYSE American exchange under the trading symbol “NES.” We have applied to list the shares of common stock issued in the Rights Offering on the NYSE American exchange under the same symbol. The Rights will not be listed for trading on the NYSE American exchange or any other stock exchange or market.

RISK FACTORS

This section describes material risks to our businesses that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Related to the Rights Offering

The market price of our common stock may decline before or after the Rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your Rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in the Rights Offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your Rights you will be able to sell your common stock at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration of the Rights Offering, you will not be able to sell the shares of our common stock that you purchase in the Rights Offering. Shares of our common stock (or book entry confirmations) purchased will be delivered as soon as practicable after expiration of the Rights Offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of Rights.

The Rights Offering may cause the price of our common stock to decrease.

The announcement of the Rights Offering, the Subscription Price and the number of shares of our common stock we could issue if the Rights Offering is completed could result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the Rights Offering may be at a price greater than the prevailing trading price. Further, if a substantial number of Rights are exercised and the holders of the shares of our common stock received upon exercise of those Rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

The Subscription Price determined for this offering is not necessarily an indication of the value of our common stock.

The Subscription Price was calculated as the twenty (20) day volume weighted average price of our common stock as reported on the NYSE American exchange for the twenty (20) day period preceding the execution of the Purchase Agreement for the Clearwater acquisition. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the Rights Offering. We cannot give any assurance that our common stock will trade at or above the Subscription Price in any given time period.

Your percentage ownership in the Company will be diluted as a result of this Rights Offering.

If you do not exercise your Rights in full, you will suffer dilution of your percentage ownership of our common stock relative to our other stockholders. The Majority Stockholders have agreed to fully exercise their Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege, thereby ensuring that the Rights Offering will be fully subscribed. As of the Record Date, there were approximately 12,233,087 shares of common stock outstanding. We will issue 3,381,894 shares of common stock in this Rights Offering.

We may withdraw or terminate the Rights Offering at any time and for any reason. If we cancel the Rights Offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate the Rights Offering at our discretion. If we cancel the Rights Offering, neither the Company nor the subscription agent will have any obligation to you with respect to the Rights except to return any payment received by the subscription agent, without interest or penalty.

You may not revoke your exercise of any Rights, even if the Rights Offering is extended, and you could be committed to buying shares of our common stock above the prevailing market price.

Once you exercise your Rights, you may not revoke the exercise of such Rights. If we decide to extend the Rights Offering, you still may not revoke the exercise of your Rights. The public trading market price of our common stock may decline before the Rights expire. If you exercise your Rights and, afterwards, the public trading market price of our common stock decreases below the Subscription Price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on NYSE American exchange under the symbol “NES,” and the last reported sale price of our common stock on the NYSE American exchange on November 30, 2018 was $9.35 per share. Following the exercise of your Rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the Subscription Price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected.

Holders of Rights that desire to purchase shares of our common stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. We are not responsible if your nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering before the expiration of the Rights Offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the Subscription Price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares of our common stock in this Rights Offering.

Any uncertified check used to pay for shares of our common stock to be issued in this Rights Offering must clear before the expiration date of this Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your Rights, in whole or in part, and to pay for shares of our common stock by uncertified check and your check has not cleared before the expiration date of this Rights Offering, you will not have satisfied the conditions to exercise your Rights and will not receive the shares of our common stock you wish to purchase.

The Rights are not transferable.

The Rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. Because the Rights are not transferable, there is no way for you to directly realize any value associated with any attempted or purported transfer of the Rights. The Rights will not be listed for trading on the NYSE American exchange or any other stock exchange or market.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of Rights upon expiration of the Rights Offering.

If you exercise Rights, you may not be able to resell the common stock purchased by exercising your Rights until you, or your nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in the shares of our common stock you purchased in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares of our common stock (and provide book entry confirmations) as soon as practicable after completion of the Rights Offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the shares of our common stock are issued.

Risks Related to Our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of our common stock may also fluctuate significantly in response to the following factors, some of which are beyond our control:

•	variations in our quarterly operating results and changes in our liquidity position;

•	changes in securities analysts’ estimates of our financial performance;

•	inaccurate or negative comments about us on social networking websites or other media channels;

•	changes in market valuations of similar companies;

•

announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements, as well as our or our competitors’ success or failure in successfully executing such matters;

•	changes in the price of oil and natural gas;

•	loss of a major customer or failure to complete significant transactions; and

•	additions or departures of key personnel.

The trading price of our common stock has ranged from a high of $24.28 to a low of $9.35 on the NYSE American for the period from October 12, 2017 to November 30, 2018. The last reported price of our common stock on the NYSE American exchange on November 30, 2018, was $9.35 per share.

We may issue a substantial number of shares of our common stock in the future and stockholders may be adversely affected by the issuance of those shares.

We may raise additional capital or refinance or restructure our existing debt by issuing shares of common stock, or other securities convertible into common stock, which will increase the number of shares of common stock outstanding and will result in substantial dilution in the equity interest of our current stockholders and may adversely affect the market price of our common stock. We could seek to issue new debt, equity and hybrid securities in the future. In addition, we have issued shares of our common stock pursuant to private placement exemptions from Securities Act registration requirements, and may do so in connection with financings, acquisitions, the settlement of litigation and other strategic transactions in the future. The issuance, and the resale or potential resale, of shares of our common stock could adversely affect the market price of our common stock and could be dilutive to our stockholders.

We currently do not intend to pay any dividends on our common stock.

We currently do not intend to pay any dividends on our common stock, and restrictions and covenants in our debt agreements may prohibit us from paying dividends now or in the future. While we may declare dividends at some point in the future, subject to compliance with such restrictions and covenants, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in the market price of our common stock, if any.

There is no assurance that an active public trading market in our common stock will be available.

There can be no assurance that an active public trading market for our common stock will be available or sustained. If for any reason an active public trading market does not continue, purchasers of the shares of our common stock may have difficulty in selling their securities should they desire to do so and the price of our common stock may decline.

Future sales by us or our existing stockholders could depress the market price of our common stock.

If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

Provisions of our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Third Amended and Restated Bylaws (the “Bylaws”) and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management and Board of Directors (“Board”). These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	establishing a classified Board, so that only approximately one-third of our directors are elected each year;

•	providing our Board the ability to set the number of directors and to fill vacancies on the Board occurring between stockholder meetings;

•	providing that directors may only be removed for “cause” and only by the affirmative vote of the holders of at least a majority in voting power of our issued and outstanding capital stock; and

•	limiting the ability of our stockholders to call special meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years following the date the beneficial owner acquired at least 15% of our stock, unless various conditions are met, such as approval of the transaction by our Board. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

The existence of the foregoing provisions and anti-takeover measures, as well as the significant amount of common stock beneficially owned by our Majority Stockholders, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

The receipt of Rights may be treated as a taxable dividend to you.

The U.S. federal income tax consequences of the Rights Offering will depend on whether the Rights Offering is part of a “disproportionate distribution.” We intend to take the reporting position that the Rights issued pursuant to the Rights Offering (a) are not part of a “disproportionate distribution” and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus counsel is not rendering an opinion regarding the application of such rules. Accordingly, it is possible that the IRS could successfully challenge our reporting position and assert that the Rights Offering is a taxable distribution. For a discussion of the tax consequences if this is non-taxable and the tax consequences if this is taxable, see the discussion in “Certain Material U.S. Federal Income Tax Consequences” on page 30.

USE OF PROCEEDS

We estimate that the aggregate gross proceeds from the Rights Offering will be approximately $32.5 million. We intend to use the proceeds of this Rights Offering to repay borrowings under the Bridge Loan. The expenses associated with the Rights Offering will be paid by the Company from available cash and, if necessary, draws against the Company’s First Lien Credit Facility.

As of November 30, 2018, we had $32.5 million of borrowings outstanding under the Bridge Loan, the lenders under which are our Majority Stockholders. The proceeds of the Bridge Loan were used to fund $22.5 million of the purchase price for the Clearwater acquisition and to pay down $10.0 million under our Second Lien Credit Facility, the lenders under which are our Majority Stockholders and certain of their Affiliates. The Bridge Loan bears interest at 11% per annum. Concurrently with the completion of the Rights Offering, we must prepay the outstanding principal amount of the Bridge Loan, plus accrued and unpaid interest thereon and all fees, costs, expenses and other amounts related thereto. The Bridge Loan is due and payable on April 5, 2019, (unless prepaid with the proceeds of the Rights Offering). Provided that no insolvency proceeding has been commenced by or against us, the Bridge Loan may be repaid in cash or in a number of shares of common stock having a value equal to the amount of such principal or interest payment (with the value of such common stock determined based on the Subscription Price in the Rights Offering.

DETERMINATION OF SUBSCRIPTION PRICE

The Subscription Price of $9.61 per share was calculated as the twenty (20) day volume weighted average price of our common stock on the NYSE American exchange preceding October 5, 2018, which is the date that the Purchase Agreement for the Clearwater acquisition was entered into. The Subscription Price will not necessarily be related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the Rights Offering. You should not assume or expect that, after the Rights Offering, our common stock will trade at or above the Subscription Price and we cannot assure you that our common stock will trade at or above the Subscription Price in any given time period. We also cannot assure you that you will be able to sell common stock purchased during the Rights Offering at a price equal to or greater than the Subscription Price. Accordingly, we urge you to obtain a current quote for our common stock before exercising your Rights.

DILUTION

At September 30, 2018, we had a net tangible book value of approximately $203.6 million, or $17.41 per outstanding share of our common stock. We calculate net tangible book value per share by calculating the difference between the total assets less intangible assets and total liabilities, and dividing the result by the number of shares of common stock outstanding. Pro forma as adjusted net tangible book value per share represents the pro forma net tangible book value per share of common stock immediately after the completion of the Rights Offering.

After giving effect to the Rights Offering, our pro forma as adjusted net tangible book value as of September 30, 2018, would have been approximately $236.0 million or $15.65 per share. This represents an immediate dilution of approximately $1.76 per share to existing stockholders, and an immediate increase in net tangible book value of approximately $6.04 per share to new investors purchasing shares of our common stock in the Rights Offering.

THE RIGHTS OFFERING

We are distributing, at no charge, to holders of our common stock subscription rights to purchase shares of our common stock. One Right has been distributed for each 3.617229576 shares outstanding to record holders of our common stock as of the Record Date, December 10, 2018. Each Right will entitle a holder to purchase one share of our common stock. The Rights will be evidenced by rights certificates.

Rights

Each Right gives the holder the opportunity to purchase one share of our common stock for $9.61 per share. Only Rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the Record Date, one right for each 3.617229576 shares of our common stock you owned at that time. You may exercise the Rights for any whole number of shares subject to the Rights, or you may choose not to exercise any Rights.

In order to properly exercise your Rights, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your Rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee a beneficial owner election form or such other appropriate documents as are provided by your record holder related to your Rights before the expiration of the Rights Offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of Rights to your nominee equal to the number of Rights you are entitled to receive as the beneficial owner of common shares. See “The Rights Offering—Method of Exercising Rights—Subscription By Beneficial Owners” on page 24.

Over-Subscription Privilege

Holders of Rights will have the opportunity to purchase shares of common stock that are not purchased by other holders of Rights. If, and only if, you fully exercise your basic Rights, you will also have an Over-Subscription Privilege which allows you to subscribe for additional shares that were not exercised by other stockholders. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your Rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price, as under the basic subscription rights and are subject to proration. The Majority Stockholders will only participate in the Over-Subscription Privilege if the other stockholders do not subscribe for or purchase all of the shares available in the Over-Subscription Privilege. The Majority Stockholders may acquire all unsubscribed shares, if any, after the other stockholders have exercised their Over-Subscription Privilege.

What is proration?

All subscriptions pursuant to the Over-Subscription Privilege, will be subject to proration to ensure that the aggregate proceeds raised in the Rights Offering does not exceed the Maximum Offering Amount which is the total amount that the Company intends to raise. In the event that the number of subscriptions pursuant the Over-Subscription Privilege exceeds the Maximum Offering Amount, each such subscriber will receive a pro rata portion of the shares issued pursuant to the Over-Subscription Privilege. Each such subscriber will receive a number of shares equal to the product (disregarding fractions) obtained by multiplying the number of shares of remaining stock by a fraction of which the numerator is the number of shares subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate number of shares of remaining stock subscribed for by all participants under the Over-Subscription Privilege. Any fractional shares to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the nearest whole share.

For example, assume that 1,000,000 shares are available under the Over-Subscription Privilege. If you subscribed for 100,000 shares pursuant to your Over-Subscription Privilege, and a total of 2,000,000 shares were subscribed for pursuant to all Over-Subscription Privileges, the amount of shares issued to you pursuant to your Over-Subscription Privilege would be prorated and you would receive only 50,000 shares of common stock (1,000,000 shares multiplied by the quotient of 100,000, divided by 2,000,000) and subscription payments you provide to the subscription agent in excess of the amount necessary to purchase the shares allocated to you pursuant to your Over-Subscription Privilege would be refunded to you, without interest.

The subscription agent will notify rights holders of the number of shares allocated to each holder promptly after completion of the allocation process. Any excess subscription payments received by the subscription agent promptly returned, without interest.

Backstop Commitment

Our Majority Stockholders have entered into a Backstop Commitment Letter pursuant to which they have agreed to fully exercise their basic subscription Rights and, if applicable, their Over-Subscription Privilege with respect to shares, if any, which are not subscribed for and purchased by the other stockholders pursuant to their Over-Subscription Privilege. In exchange for such commitment, the Majority Stockholders have received a cash fee of $325,000. The fee was allocated $168,522.63 to Ascribe and $156,477.37 to Gates.

The backstop obligations of the Majority Stockholders are subject to the following conditions: (i) we must file with the SEC a registration statement containing a prospectus relating to the Rights Offering, (ii) we must use our reasonable best efforts to cause the Rights Offering registration statement to become effective as promptly as practicable, and in no event later than the date that is twenty (20) calendar days prior to the Maturity Date of the Bridge Loan (as defined below), (iii) we must enter into the Bridge Loan, (iv) no (a) default or event of default relating to the payment obligations, bankruptcy or insolvency having occurred under our First Lien Credit Agreement or (b) default or event of default having occurred under the Bridge Loan, and (v) we must complete the Clearwater acquisition.

No Fractional Rights or Shares

We will not issue fractional Rights or cash in lieu of fractional shares underlying Rights. Fractional shares of common stock resulting from the exercise of the subscription will be eliminated by rounding, in each case, to the nearest whole share. American Stock Transfer & Trust Company, LLC, our subscription agent for the Rights Offering, will determine the Rights.

Method of Exercising Rights

The exercise of Rights is irrevocable and may not be cancelled or modified, even if the Rights Offering is extended by us in our discretion. You may exercise your Rights as follows:

Subscription by Registered Stockholders

Holders of record of Rights may exercise Rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent,” before the expiration of the Rights Offering. Shares underlying Rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the Rights (e.g., an immediate family member, trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution).

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the Rights on your behalf, you should instruct your nominee to exercise your Rights and deliver all subscription documents and payment on your behalf before 5:00 p.m., New York City time, on December 28, 2018, which is the expiration of the Rights Offering. Your Rights will not be considered exercised unless the subscription agent receives from you or your broker, as the case may be, all of the required subscription documents and your full subscription payment for your subscription prior to 5:00 p.m., New York City time, on December 28, 2018.

Subscription by DTC Participants

If your Rights are held of record through DTC, the exercise of your Rights may be made through the facilities of DTC. In this case, you may exercise your Rights by instructing DTC (directly or through your broker) to transfer (1) your Rights from your account to the account of the subscription agent, together with certification by DTC (on your behalf) as to the aggregate number of Rights you are exercising and the number of shares of our common stock you are subscribing for under your Rights, and (2) your full subscription payment for your subscription.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to American Stock Transfer & Trust Company, LLC drawn upon a U.S. bank;

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payment received after the expiration of the Rights Offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank; or

•	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your Rights, we urge you to consider using a certified check or wire transfer of funds to ensure that the subscription agent receives your funds before the expiration of the Rights Offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments or wire or transfer.

Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on December 28, 2018, which is the expiration of the Rights Offering. The clearinghouse may require five or more business days. Accordingly, holders of Rights that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Rights Offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the Rights Offering.

Missing or Incomplete Subscription Information

If you do not indicate the number of Rights being exercised, or the subscription agent does not receive the full subscription payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

The subscription period, during which you may exercise your Rights, expires at 5:00 p.m., New York City time, on December 28, 2018, which is the expiration of the Rights Offering. If you do not exercise your Rights before that time, your Rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. The period for exercising your Rights may be extended by us in our discretion. We may extend the expiration date of the Rights Offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Rights in this Rights Offering.

Withdrawal and Termination; Extension

We may cancel or terminate the Rights Offering, as determined by us in our discretion. The period for exercising your Rights may be extended by us in our discretion.

Subscription Agent

The subscription agent for this offering is American Stock Transfer & Trust Company, LLC. The address to which subscription documents and subscription payments (other than wire transfers) should be delivered is:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

If you deliver subscription documents or subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your Rights.

You should direct any requests for additional copies of this prospectus to the subscription agent, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 or (718) 921-8317.

Information Agent

The information agent for this offering is D.F. King & Co., Inc. If you have any questions regarding the offering or exercising your Rights, contact the information agent at 866-342-4884 or Nuverra@DFKing.com.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights.

Notice to Nominees

If you are a nominee holder that holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your Rights through a nominee, we will ask your nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your Rights, you should complete and return to your nominee a beneficial owner election form. You should receive this form from your nominee with the other Rights Offering materials. If you wish to obtain a separate Rights certificate, you should contact your nominee as soon as possible and request that a separate Rights certificate be issued to you. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

Transferability of Rights

The Rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. The Rights are non-transferable and will not be listed for trading on the NYSE American exchange or any other stock exchange or market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, if necessary, consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the Rights Offering. The subscription agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. All funds relating to exercises of the Over-Subscription Privilege which are not accepted by the Company (due to proration or otherwise) will be retuned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States. The subscription agent will hold these rights certificates for their account. To exercise Rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days before the expiration of the Rights Offering and demonstrate to the satisfaction of the subscription agent that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any Rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at the Subscription Price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of Rights, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our common stock. For further information, please see “Certain Material U.S. Federal Income Tax Consequences” below.

No Recommendation to Holders of Rights

We are making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. Please see “Risk Factors” beginning on page 15 for a discussion of some of the risks involved in investing in our common stock through the Rights Offering and in investing further in the Company.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the Rights.

This summary deals only with Rights acquired through the Rights Offering, shares of our common stock acquired upon exercise of Rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights, shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights, shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of the Rights acquired through the Rights Offering by persons holding shares of our common stock, the exercise (or expiration) of the Rights, the acquisition, ownership and disposition of shares of our common stock that are different from those discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of the Rights or shares of our common stock, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the holder of our Rights or common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, AND FOREIGN, STATE AND LOCAL LAWS OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE RIGHTS.

Tax Consequences to U.S. Holders

Taxation of the Rights

Receipt of the Rights

Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, the distribution of the Rights, we do not believe your receipt of the Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits.

Our position regarding the tax-free treatment of the Rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a “disproportionate distribution” or otherwise, the fair market value of the Rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The following discussion is based upon the treatment of the Rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Rights

If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the Rights are distributed) on the date you receive the Rights, the Rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the Rights in proportion to the relative fair market values of the existing shares of common stock and the Rights, determined on the date of receipt of the Rights. If you choose to allocate basis between your existing common shares and the Rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the Rights. Such an election is irrevocable.

However, if the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the Rights, then you must allocate your basis in your existing shares of common stock between those shares and the Rights you receive in proportion to their fair market values determined on the date you receive the Rights.

The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Rights and the trading price of our shares of common stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable. Holders of shares of our common stock should consult with their own tax advisors regarding their tax basis in shares of our common stock and Rights received.

Exercise of Rights

Generally, you will not recognize gain or loss upon the exercise of a Right acquired in this offering. Your initial tax basis in common stock acquired pursuant to the exercise of a Right will equal the subscription price you pay, plus the tax basis, if any, in the subscription right you exercised, determined as described in “Taxation of the Rights—Tax Basis in the Rights” above. The holding period of shares of common stock acquired upon exercise of a Right in the Rights Offering will begin on the date of exercise.

If you exercise a Right received in the Rights Offering after disposing of the shares of our common stock with respect to which such Right is received, then certain aspects of the tax treatment of the exercise of the Right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the Right. If you exercise a Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Right is received, you should consult with your own tax advisor.

Expiration of Rights

If you allow the Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the Rights that have expired to the existing common stock. If the subscription rights expire without exercise after a holder has disposed of its existing common stock, such holder should consult its tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription rights.

Taxation of Common Stock Distributions

Dispositions

If you sell or otherwise dispose of shares of common stock acquired upon exercise of the Rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of shares of our common stock acquired through the exercise of the Rights. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Rights

Receipt, Exercise and Expiration of the Rights

The discussion below assumes that the receipt of Rights will be treated as a non-taxable distribution. See “Tax Consequences to U.S. Holders—Taxation of the Rights—Receipt of the Rights” above.

Taxation of Common Stock

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Taxation on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Disposition

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock is or continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury Regulations), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by our Certificate of Incorporation and our Bylaws and the applicable provisions of the Delaware General Corporation Law.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 76,000,000 shares of capital stock, consisting of 75,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which approximately 12,233,087 shares of common stock and no shares of preferred stock were issued and outstanding as of November 30, 2018.

As of November 30, 2018, we had outstanding 219,048 shares of restricted stock and restricted stock units.

General

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have no current plans to pay dividends on common stock in the future. Furthermore, the terms of our First Lien Credit Facility may restrict our ability to do so, and we expect that, if any of our existing credit facilities are refinanced, the amended credit agreements will have similar restrictions. Our other future indebtedness, if any, may also restrict payment of dividends on common stock.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation and Bylaws limit our directors’ and officers’ liability to the fullest extent permitted under Delaware General Corporation Law. Specifically, our directors and officers will not be liable for monetary damages for any breach of fiduciary duty by a director or officer, except for liability:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law;

•	for any transaction from which a director or officer derives an improper personal benefit; or

•	in connection with a proceeding that was not authorized or consented to by our Board.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of any of our directors or officers shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

No Cumulative Voting

The Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors or any other matters, and cumulative voting is not otherwise provided for under the Delaware General Corporation Law.

Staggered Board of Directors

Our Certificate of Incorporation provides that our Board is classified into three classes of directors of approximately equal size. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

The classified Board provision shall not be altered or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote in the election of directors. The directors may not amend or repeal the classified Board provision.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

Delaware Anti-Takeover Law; Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” between the corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is:

•	a stockholder who owns 15% or more of our outstanding voting stock; or

•	an affiliate or associate of the owner of 15% or more of our outstanding voting stock at any time within the prior three-year period.

A “business combination” for Section 203 purposes includes a merger, consolidation, sale or other disposition of our assets having an aggregate value equal to 10% or more of either (i) the aggregate market value of all the assets of the corporation determined on a consolidated basis or (ii) the aggregate market value of all of our outstanding stock. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This provision could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Stockholder Approvals by Written Consent

So long as our Majority Stockholders and their Affiliates own 25% or more of the voting power of our issued and outstanding common stock, any meeting and vote of stockholders may be dispensed with and the action taken without such meeting or vote, if a consent in writing, setting forth the action to be taken, shall be signed by stockholders having the votes necessary to authorize or take such action. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is currently quoted on the NYSE American exchange under the ticker symbol “NES.”

PLAN OF DISTRIBUTION

As soon as practicable after the Record Date for the Rights Offering, we will distribute the Rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on December 10, 2018. If you wish to exercise your Rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment (other than wire transfers) for the shares to the subscription agent, Registrar and Transfer Company, at the following address:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Rights” on page 24. If you have any questions, you should contact the subscription agent, American Stock Transfer & Trust Company, LLC, at (877)-248-6417 or (718) 921-8317.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Vinson & Elkins LLP.

EXPERTS

The consolidated financial statements of Nuverra Environmental Solutions, Inc. as of December 31, 2017 and for the period from August 1, 2017 through December 31, 2017 (Successor), and the period from January 1, 2017 through July 31, 2017 (Predecessor) incorporated in this prospectus by reference from the Nuverra Environmental Solutions, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s emergence from bankruptcy), incorporated herein by reference, and have been incorporated by reference in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nuverra Environmental Solutions, Inc. as of December 31, 2016 and for the year then ended incorporated in this prospectus by reference from the Nuverra Environmental Solutions, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated by reference in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.nuverra.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended by Amendment No. 1 on Form 10-K/A;

•	Our Quarterly Reports on Form 10Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•	The description of our shares of common stock contained in our Form 8-A dated August 8, 2017;

•	Our Current Reports on Form 8-K filed on August 7, 2018, October 5, 2018, October 11, 2018, November 5, 2018, November 21, 2018, November 29, 2018 and December 3, 2018; and

•

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the effective date of this registration statement, shall be deemed to be incorporated by reference into this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Nuverra Environmental Solutions, Inc.

6720 N. Scottsdale Rd., Suite 190

Scottsdale, Arizona 85253

(602) 903-7802

Attn: Executive Vice President and Chief Legal Officer

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the common stock being registered. All of these expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee	$3,939
Accounting fees and expenses	$10,000
Legal fees and expenses	$50,000
Printing costs	$20,000
Filing costs and other miscellaneous fees and expenses	$5,000

Total	$88,939

Item 14.	Indemnification of Officers and Directors.

The Company’s Certificate of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. The Company’s Certificate of Incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent if the Board (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, its best interests. With respect to any criminal action or proceeding, the Board (or other committee or entity empowered to make such a determination) must formally determine that he or she had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he or she shall be indemnified against expenses (including attorneys’ fees and witness expenses) actually and reasonably incurred by him or her. The indemnification provided by the Company’s Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

The Company has purchased and maintains insurance covering its directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not the Company would have the power to indemnify them against such liability under the provisions of the Company’s Certificate of Incorporation and applicable Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item. 15.	Recent Sales of Unregistered Securities.

On May 1, 2017, the Company and certain of its material subsidiaries filed voluntary petitions under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of

Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together, and as amended, the “Plan”). On July 25, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective on August 7, 2017.

On August 7, 2017, the Effective Date of the Plan, the Company issued the following securities pursuant to the Plan:

•

7,900,000 shares of Common Stock to the holders of the Company’s pre-Effective Date 12.5%/10.0% Senior Secured Second Lien Notes due 2021 (the “2021 Notes”), which represents 98.75% of the Common Stock (subject to dilution by a to be adopted management equity incentive compensation plan) after giving effect to the distribution of Common Stock for certain claims under the Plan for the Company’s pre-Effective Date term loan, exit financing, and general unsecured claims (the “Remaining Reorganized Nuverra Common Stock”);

•

100,000 shares of Common Stock to the holders of the Company’s pre-Effective Date 9.875% Senior Notes due 2018 and the holders of certain claims relating to the rejection of executory contracts and unexpired leases (the “Affected Classes”), which represents 1.25% of the Remaining Reorganized Nuverra Common Stock;

•

3,695,580 shares of Common Stock to holders of claims under the debtor in possession revolving credit facility, pre-Effective Date term loan facility, conversion fee for treatment of the pre-Effective Date term loan facility (collectively, the “Supporting Noteholder Term Loan Claims”), and the lenders under the Company’s first lien credit agreement for the exit financing commitment fee (the “Exit Financing Commitment Fee”); and

•

118,137 warrants, with an exercise price of $39.82 per share and an exercise term expiring five years from the Effective Date or, in certain instances specified in the Plan, a longer term of up to seven years from the Effective Date, to the Affected Classes, which represents an amount equal to 1.0% of the Remaining Reorganized Nuverra Common Stock.

The Company relied on Section 1145(a)(1) of the Bankruptcy Code as an exemption from the registration requirements of the Securities Act for the issuance of the Common Shares issued to the holders of the 2021 Notes and the Affected Classes and the warrants issued to the Affected Classes, and relied on Section 4(a)(2) of the Securities Act for exemption from registration for the Common Stock issued to holders of Supporting Noteholder Term Loan Claims and to the lenders under the first lien credit agreement for the Exit Financing Commitment Fee. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•	the securities must be issued under a plan of reorganization by the debtor, its successor under a plan, or an affiliate participating in a joint plan of reorganization with the debtor;

•	the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expense in the case concerning the debtor or such affiliate; and

•

the securities must be issued either in exchange for the recipient’s claim against, interest in or claim for administrative expense in the case concerning the debtor or such affiliate or principally in such exchange and partly for cash or property.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index on the page immediately preceding the Signature Page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

3. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

5. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

EXHIBITS

Exhibit Number	Description
2.1	Debtors’ Amended Prepackaged Plans of Reorganization, dated June 23, 2017 (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2017)

2.2	Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Prepackaged Plans of Reorganization, dated July 25, 2017 (incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2017)

3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Amendment No. 2 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on September 4, 2007)

3.1A	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Heckmann Corporation’s Current Report on Form 8-K filed with the SEC on November 5, 2008)

3.1B	Second Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1B to Heckmann Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 14, 2011)

3.1C	Third Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1C to the Company’s Registration Statement on Form S-4 filed with the SEC on May 23, 2013)

3.1D	Fourth Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Company’s Current Report on Form 8-K filed with the SEC on December 3, 2013)

3.1E	Second Amended and Restated Certificate of Incorporation of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Amendment No. 4 to Heckmann Corporation’s Registration Statement on Form S-1 filed with the SEC on October 26, 2007)

3.2A	First Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2A to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2010)

3.2B	Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2011)

3.2C	Third Amended and Restated Bylaws of Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017)

4.1	Specimen Global Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017

4.2	Registration Rights Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc. and the holders party thereto (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017)

4.3	Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017)

Exhibit Number	Description

4.4	Warrant Agreement, dated as of August 7, 2017, between Nuverra Environmental Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 8-A filed with the SEC on August 8, 2017)

4.5	Form of Subscription Rights Certificate (previously filed)

5.1	Legal Opinion of Vinson & Elkins LLP (previously filed)

10.1	Twelfth Amendment to Amended and Restated Credit Agreement, dated as of November 4, 2016, by and among the Agent, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 7, 2016)

10.1A	Thirteenth Amendment to Amended and Restated Credit Agreement, dated November 14, 2016, by and among Wells Fargo, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

10.1B	Fourteenth Amendment to Amended and Restated Credit Agreement, dated December 16, 2016, by and among Wells Fargo, the Lenders, and the Company (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2016)

10.1C	Letter Agreement, dated April 3, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 7, 2017)

10.1D	Letter Agreement, dated April 6, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.4 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.1E	Letter Agreement, dated April 10, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.5 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.1F	Letter Agreement, dated April 18, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 20, 2017)

10.1J	Letter Agreement, dated April 24, 2017, between the Company and Wells Fargo (incorporated herein by reference to Exhibit 10.3 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 25, 2017)

10.2	Amended and Restated Employment Agreement, dated as of April 28, 2017, by and between Nuverra Environmental Solutions, Inc. and Mark D. Johnsrud (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2017)

10.3	First Amendment to Employment Agreement, dated December 23, 2016, between Nuverra Environmental Solutions, Inc. and Joseph M. Crabb (incorporated herein by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2017)

10.3A	Amended and Restated Employment Agreement, dated August 7, 2017, between Joseph M. Crabb and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.4	Restructuring Support Agreement, dated as of April 9, 2017, by and among the Company and its subsidiaries, and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

Exhibit Number	Description

10.4A	First Amendment to Restructuring Support Agreement, dated as of April 20, 2017, by and among Nuverra Environmental Solutions, Inc. and its subsidiaries and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2017)

10.4B	Second Amendment to Restructuring Support Agreement, dated as of April 28, 2017, by and among Nuverra Environmental Solutions, Inc. and its subsidiaries and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2017)

10.5	Third Amendment (Increase Amendment) to Term Loan Credit Agreement, dated November 14, 2016, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the named therein (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

10.5A	Fourth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated December 16, 2016, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2016)

10.5B	Fifth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 3, 2017, by and among the Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 7, 2017)

10.5C	Sixth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 6, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.5D	Seventh Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 10, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company and the guarantors named therein (incorporated herein by reference to Exhibit 10.3 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 12, 2017)

10.5E	Eight Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 18, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company, and the guarantors named therein (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 20, 2017)

10.5F	Ninth Amendment (Increase Amendment) to Term Loan Credit Agreement, dated April 24, 2017, by and among the Term Loan Lenders, Wilmington, Wells Fargo, the Company, and the guarantors named therein (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on April 25, 2017)

10.6	Key Employee Incentive Plan, dated December 23, 2016 (incorporated herein by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 14, 2017)

10.7	Debtor in Possession Credit Agreement, dated as of April 30, 2017, by and among the Company, DIP Revolving Facility Lenders, Wells Fargo Bank, National Association, as administrative agent, and other agents party thereto (incorporated herein by reference to Exhibit 10.1 to Nuverra’s Current Report on Form 8-K filed with the SEC on May 5, 2017)

10.8	Debtor in Possession Term Loan Credit Agreement, dated as of April 30, 2017, by and among the Company, DIP Term Loan Lenders, Wilmington Savings Fund Society, FSB, as administrative agent (incorporated herein by reference to Exhibit 10.2 to Nuverra’s Current Report on Form 8-K filed with the SEC on May 5, 2017)

Exhibit Number	Description

10.9	Plan Support Agreement, dated as of June 22, 2017, by and among Nuverra Environmental Solutions, Inc., its subsidiaries, the Committee, and the Supporting Noteholders (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2017)
10.10	First Lien Credit Agreement, dated as of August 7, 2017, by and among ACF FinCo I, LP, the lenders party thereto, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.10A	First Lien Guaranty and Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and ACF FinCo I, LP (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.10B	First Lien Trademark Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and the Credit Agreement Agent (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.11	Second Lien Term Loan Credit Agreement, dated as of August 7, 2017, by and among Wilmington Savings Fund Society, FSB, the lenders party thereto, and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.11A	Second Lien Guaranty and Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017

10.11B	Second Lien Trademark Security Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc., the other grantors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.12	Subordination and Intercreditor Agreement, dated as of August 7, 2017, by and among ACF FinCo I, LP and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.13	Intercompany Subordination Agreement, dated as of August 7, 2017, by and among Nuverra Environmental Solutions, Inc. and the other obligors named therein (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2017)

10.14	Employment Agreement, dated as of August 23, 2017, between Edward A. Lang and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2017)

10.15	Equity Purchase Agreement, dated October 5, 2018, by and among the David Niederst Irrevocable Trust, Stillwater Seven, LLC and Nuverra Ohio Disposal LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.16	Bridge Term Loan Credit Agreement, dated October 5, 2018, by and among Wilmington Savings Fund Society, FSB, the lenders party thereto, and the Company (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.17	Guaranty Agreement, dated October 5, 2018, by and among the Company, the other grantors party thereto, and Wilmington Savings Fund Society, FSB Company (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

Exhibit Number	Description

10.18	Subordination Agreement, dated October 5, 2018, by and among ACF FinCo I LP and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.19	First Amendment to Credit Agreement, dated October 5, 2018, by and among ACF FinCo I LP, the lenders thereto, the Company, and the other loan parties thereto (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.20	Joinder to First Lien Guaranty and Security Agreement, dated October 5, 2018, by and among the Company, the grantors party thereto, and ACF FinCo I LP (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.21	First Amendment to Credit Agreement, dated October 5, 2018, by and among Wilmington Savings Fund Society, FSB, the lenders party thereto, and the Company (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.22	Second Lien Guaranty and Security Agreement Joinder, dated October 5, 2018, by and among the Company, the other grantors party thereto, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.23	First Amendment to Intercreditor Agreement, dated October 5, 2018, by and among ACF FinCo I LP, Wilmington Savings Fund Society, FSB, and the Company (incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.24	Joinder to Intercompany Subordination Agreement, dated October 5, 2018, by and among the obligors party thereto, ACF FinCo I LP, and Wilmington Savings Fund Society, FSB (incorporated herein by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.25	Backstop Commitment Letter, dated October 5, 2018, by and between the Company and the backstop parties named therein (incorporated herein by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2018)

10.26	Employment Agreement, dated June 18, 2018, between Nuverra Environmental Solutions, Inc. and Robert Fox (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2018)

10.27	Engagement Agreement, dated March 2, 2018, between Nuverra Environmental Solutions, Inc. and Charles K. Thompson (incorporated herein by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2018)

10.28	Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.29	Form of Notice of Grant of Performance Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.30	Form of Notice of Grant of Time-Based Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.31	CEO Notice of Grant of Performance Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

Exhibit Number	Description

10.32	CEO Notice of Grant of Time-Based Restricted Stock Units and Award Agreement (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.33	Notice of Grant of CEO Stock Options and Stock Option Award Agreement between the Company and Mark D. Johnsrud, dated February 23, 2018 (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.34	2018 Restricted Stock Plan for Directors (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.35	Form of Restricted Stock Grant Agreement (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2018)

10.36	Employment Agreement, dated as of August 23, 2017, between Edward A. Lang and Nuverra Environmental Solutions, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2017)

16.1	Letter to Securities and Exchange Commission from Hein & Associates LLP, dated November 20, 2017 (incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 20, 2017)

21.1	Subsidiaries of Nuverra Environmental Solutions, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the SEC on March 16, 2018)

23.1*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Moss Adams, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney of Officers and Directors of the Company (set forth on the signature page hereof)

99.1*	Form of Instructions for Use of Nuverra Environmental Solutions, Inc. Subscription Rights Certificates

99.2*	Form of Letter to Stockholders who are Recordholders

99.3*	Form of Letter to Brokers, Dealers, Banks and other Nominee Holders

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on December 6, 2018.

Nuverra Environmental Solutions, Inc.

By:	/s/ Charles K. Thompson
Name:	Charles K. Thompson
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”), do hereby constitute and appoint Charles K. Thompson and Joseph M. Crabb, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and/or officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including without limitation any and all amendments (including post-effective amendments) and supplements hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Charles K. Thompson Charles K. Thompson	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 6, 2018

/s/ Stacy W. Hilgendorf Stacy W. Hilgendorf	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2018

/s/ Lawrence A First Lawrence A. First	Director	December 6, 2018

/s/ John B. Griggs John B. Griggs	Director	December 6, 2018

/s/ Michael Y. McGovern Michael Y. McGovern	Director	December 6, 2018